Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Mag Magna Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $.001 par value per share	(1)	457(o)	10,000,000	$1.24	$12,400,000.00	0.0001381	$1,712.44

Total Offering Amounts:						$12,400,000.00		1,712.44
Total Fee Offsets:								0.00
Net Fee Due:								$1,712.44

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of shares of the common stock, $.001 par value (the “Common Stock”), of Mag Magna Corp., a Wyoming corporation, which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of outstanding shares of Common Stock.

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per unit and maximum aggregate offering price are based on the closing price of the Common Stock as reported on the OTC PINK on February 4, 2026.

Registrant does not have any fee offsets.